Exhibit 99.1

athenahealth Enters Definitive Agreement to be Acquired by Veritas Capital

For $135 Per Share in Cash

Evergreen Coast Capital to be Minority Investor in Combination of

athenahealth and Veritas-Backed Virence

WATERTOWN, Mass., SEATTLE, Wash. and NEW YORK – November 12, 2018 – athenahealth, Inc. (NASDAQ: ATHN), a leading provider of network-enabled services for hospital and ambulatory customers nationwide, Veritas Capital (“Veritas”) and Evergreen Coast Capital (“Evergreen”), today announced that they have entered into a definitive agreement under which an affiliate of Veritas and Evergreen will acquire athenahealth for approximately $5.7 billion in cash.

Under the terms of the agreement, athenahealth shareholders will receive $135 in cash per share. The per share purchase price represents a premium of approximately 12 percent over the company’s closing stock price on November 9, 2018, the last trading day prior to today’s announcement, and a premium of approximately 27 percent over the company’s closing stock price on May 17, 2017, the day prior to Elliott Management Corporation’s announcement that it had acquired an approximate 9 percent interest in the company.

Following the closing, Veritas and Evergreen expect to combine athenahealth with Virence Health (“Virence”), the GE Healthcare Value-based Care assets that Veritas acquired earlier this year. The combined business is expected to be a leading, privately-held healthcare information technology company with an extensive national provider network of customers and world-class products and solutions to help them thrive in an increasingly complex environment.

Following the close of that transaction, the combined company is expected to operate under the athenahealth brand and be headquartered in Watertown, Massachusetts. The company will be led by Virence Chairman and Chief Executive Officer Bob Segert and an executive leadership team comprised of executives from both companies. Following the completion of the transaction, Virence’s Workforce Management business will become a separate Veritas portfolio company under the API Healthcare brand.

“After a thorough strategic review process, we have decided to enter this agreement with Veritas, which we believe maximizes value for our shareholders and accelerates our goal to transform healthcare,” said Jeff Immelt, Executive Chairman of athenahealth. “Combining with

Virence will create new opportunities for collaboration and growth. Operating as a private company with Veritas’s ownership and support will provide athenahealth with increased flexibility to achieve our purpose of unleashing our collective potential to transform healthcare.”

“athenahealth is a market leader and a natural and strategic fit with Virence,” said Ramzi Musallam, CEO and Managing Partner of Veritas Capital. “Virence and athenahealth have differentiated and complementary solutions, deep relationships with their respective customer bases and a shared culture of commitment to innovation. We look forward to leveraging our expertise in the sector, as well as the capabilities and solutions across both companies to provide superior value to customers, and create exciting growth opportunities for both sets of employees as Bob and the team build the future of healthcare IT.”

Veritas, a government and technology focused investor, has a proven track record of driving growth for companies within the healthcare technology space, as illustrated by the firm’s acquisition of Verscend Technologies and its combination with Cotiviti Holdings, as well as the firm’s investment in Truven Health Analytics. Veritas has a deep understanding of the urgent need to digitize the healthcare system and brings a culture of intense customer focus and a drive for growth through focused R&D and product innovation.

“We are excited by the opportunity to partner with athenahealth, one of the largest and most connected provider networks in the nation, to drive outcomes that matter the most to our customers,” said Bob Segert, Chairman and CEO of Virence. “athenahealth and Virence have complementary portfolios and highly-talented people, and this combination expands our depth and reach across the continuum of care. I’m looking forward to combining our mission-driven cultures to create an even stronger healthcare IT company.”

athenahealth investor Elliott Management Corporation (“Elliott”) has expressed support for the transaction. Elliott Partner Jesse Cohn said, “We are pleased to support this transformative transaction combining athenahealth and Virence, which we believe represents an outstanding, value-maximizing outcome for athenahealth shareholders.”

Upon completion of the transaction, Elliott’s private equity subsidiary, Evergreen Coast Capital, will retain a minority investment stake in the combined company.

Evergreen Managing Director Isaac Kim said, “We look forward to taking part in this unique opportunity. Under Bob’s leadership and with Veritas’ strategic oversight and strong track record of value creation, we believe the combined company will be a true leader in healthcare IT, ideally positioned to improve outcomes and reduce the cost of care.”

Approvals and Timing

The transaction is expected to close in the first quarter of 2019, subject to the approval of the holders of a majority of athenahealth’s outstanding shares and the satisfaction of customary closing conditions and regulatory approvals.

The athenahealth Board of Directors has unanimously approved the merger agreement and intends to recommend that athenahealth shareholders vote in favor of it at a Special Meeting of Stockholders, to be scheduled as soon as practicable.

The transaction is not subject to a financing condition.

Cancellation of Q3 2018 Earnings Call

In light of today’s announcement and the pending transaction, athenahealth will no longer be hosting its previously announced Q3 2018 earnings call today.

Advisors

Lazard and Centerview Partners are serving as financial advisors, and Weil, Gotshal & Manges LLP is serving as legal counsel to athenahealth.

Schulte, Roth & Zabel, LLP is acting as legal counsel to Veritas.

Deutsche Bank and RBC Capital Markets are acting as financial advisors to Evergreen, and Gibson, Dunn & Crutcher LLP is acting as legal advisor.

About athenahealth, Inc.

athenahealth partners with hospital and ambulatory customers to drive clinical and financial results. We offer medical record, revenue cycle, patient engagement, care coordination, and population health services. We combine insights from our network of more than 120,000 providers and approximately 117 million patients with deep industry knowledge and perform administrative work at scale. For more information, please visit www.athenahealth.com.

About Virence Health

Virence Health Technologies is a leading software provider that leverages technology and analytics to help healthcare providers across the continuum of care effectively manage their financial, clinical, and human capital workflows. Offering a comprehensive suite of innovative technology-enabled solutions, Virence aims to improve quality, increase efficiency, and reduce waste in the healthcare industry. Learn more at www.virencehealth.com.

About Veritas Capital

Veritas Capital is a leading private equity firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the aerospace & defense, healthcare, technology, national security, communications, energy, government services and education industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas Capital and its current and past investments, visit www.veritascapital.com.

About Elliott and Evergreen

Elliott Management Corporation manages two multi-strategy investment funds which combined have approximately $35 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. This investment is being led by Evergreen Coast Capital, Elliott’s Menlo Park affiliate, which focuses on technology investing.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding management’s expectations to advance value creation across the athenahealth business and to become healthcare’s first platform company; statements regarding management’s expectations for future financial and operational performance, expected growth, positioning in the market, and business outlook; statements regarding management’s focus on the execution of our strategic plan and expected outcomes, including anticipated cost savings, increased efficiencies, streamlined workflow, margin improvements, and improvements in employee engagement; statements regarding recently announced changes to the Company’s leadership and governance structure and expected outcomes. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; our ability to successfully implement our strategic initiatives and achieve their anticipated impact; our ability to manage changes in our management team and changes resulting from our workforce reduction and office closures; our highly competitive industry and our ability to compete effectively and remain innovative; the development of the market for cloud-based healthcare information technology services; changes in the healthcare industry and their impact on the demand for our services; our ability to successfully recruit qualified new executive talent and to manage our management transition; our ability to maintain consistently high growth rates due to lengthening customer sales cycles and lower utilization; the impact of changes in our business model and structure; our ability to successfully implement operational and leadership initiatives; our ability to effectively manage our growth; our ability to protect our intellectual property; current and future litigation, including for intellectual property infringement; our dependence on third-party providers; risks and costs associated with our worldwide operations; our ability to attract and retain highly-skilled employees; our fluctuating operating results; our ability to retain our customers and maintain customer revenue; our tax liability; our variable sales and implementation cycles; the timing at which we recognize certain revenue and our ability to evaluate our prospects; defects and errors in our software or services, or interruptions or damages to our systems or those of third parties on which we rely; a data security breach; limitations on our use of data; the effect of payer and provider conduct; the failure of our services to provide accurate and timely information; changing government regulation and the costs and challenges of compliance; the potential for illegal behavior by employees or subcontractors; and the price volatility of our common stock. Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Veritas. In connection with the proposed merger, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are or will be available free of charge through our website at www.athenahealth.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in the definitive proxy statement on Schedule 14A in connection with athenahealth’s 2018 Annual Meeting of Shareholders, filed with the SEC on April 26, 2018.

athenahealth Contacts:

Investors

Dana Quattrochi

investorrelations@athenahealth.com

617-402-1329

Media

John Fox

media@athenahealth.com

617-402-8001

Barrett Golden / Nick Lamplough / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Virence/Veritas Capital Contacts:

Andrew Cole/ David Millar / Julie Rudnick

Sard Verbinnen & Co

(212) 687-8080

virence-svc@sardverb.com

Elliott Management Corporation/Evergreen Coast Capital Contacts

Stephen Spruiell

(212) 478-2017

sspruiell@elliottmgmt.com